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                          CDC MPT+ FUNDS


           SHAREHOLDER SERVICING AND DISTRIBUTION PLAN

          This Shareholder Servicing and Distribution Plan ("Plan") is adopted by CDC MPT+ Funds, a business trust organized under the laws of State of Delaware (the "Trust"), with respect to the shares of beneficial interest of each of the U.S. Core Equity Fund, the Aggressive Equity Fund and the Global Independence Fund (each, a "Fund") designated as Investor Shares (the "Shares") pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), subject to the following terms and conditions:

          SECTION 1.  AMOUNT OF PAYMENTS.

          The Trust will pay each entity selected from time to time to act as a distributor of the Shares (the "Distributor"), for shareholder servicing and distribution services provided to the Shares, an annual fee of .25% of the value of the average daily net assets of the Shares. Fees to be paid with respect to a Fund under this Plan will be calculated daily and paid monthly by the Fund.

          SECTION 2.  SERVICES PAYABLE UNDER THE PLAN.

          (a) The annual fee described above payable with respect to the Funds is intended to compensate the Distributor, or enable the Distributor to compensate other persons ("Service Providers"), including any other distributor of Shares, for providing (i) ongoing servicing and/or maintenance of the accounts of holders of Shares ("Shareholder Services");
(ii) services that are primarily intended to result in, or that are primarily attributable to, the sale of Shares ("Selling Services"); and/or (iii) subtransfer agency services, subaccounting services or administrative services with respect to Shares ("Administrative Services"). Shareholder Services may include, among other things, responding to inquiries of prospective investors regarding the Funds and services to shareholders not otherwise required to be provided by the Trust's custodian or any administrator. Selling Services may include, but are not limited to: the printing and distribution to prospective investors in Shares of prospectuses and statements of additional information describing the Funds; the preparation, including printing, and distribution of sales literature, reports and media advertisements relating to the Shares; providing telephone services relating to the Funds; distributing Shares; costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, and related travel and entertainment expenses; and costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Funds may, from time to time,


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deem advisable.  In providing compensation for Selling Services in accordance with this Plan, the Distributor is expressly authorized (i) to make, or cause to be made, payments reflecting an allocation of overhead and other office expenses related to providing Services; (ii) to make, or cause to be made, payments, or to provide for the reimbursement of expenses of, persons who provide support services in connection with the distribution of Shares including, but not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, and providing any other Service; and (iii) to make, or cause to be made, payments to compensate selected dealers or other authorized persons for providing any Services. Administrative Services may include, but are not limited to, establishing and maintaining accounts and records on behalf of Trust shareholders; processing purchase, redemption and exchange transactions in Shares; and other similar services not otherwise required to be provided by the Trust's transfer agent or any administrator.

          (b) Payments under this Plan are not tied exclusively to the expenses for shareholder servicing, administration and distribution expenses actually incurred by the Distributor or any Service Provider, and the payments may exceed expenses actually incurred by the Distributor and/or a Service Provider. Furthermore, any portion of any fee paid to the Distributor or to any of its affiliates by a Fund or any of their past profits or other revenue may be used in their sole discretion to provide services to shareholders of the Trust or to foster the distribution of Shares.

          SECTION 3.  ADDITIONAL PAYMENTS.

          CDC Investment Management Corporation, the Trust's investment adviser (the "Investment Adviser"), or its affiliate may pay certain broker-dealers, financial institutions and other industry professionals ("Service Organizations") for providing administration, subaccounting, transfer agency and/or other services with respect to holders of Investor Shares and certain recordkeeping organizations a fee (the "Service Fee"). A portion of the Service Fee may be borne by the Funds. The Service Fee payable to any one Service Organization is determined based upon a number of factors, including the nature and quality of service provided, the operations processing requirements of the relationship and the standardized fee schedule of the Service Organization or recordkeeper. Payments by the Funds under this Plan shall not be made to a Service Organization with respect to services for which the Service Organization is otherwise compensated by the Distributor, the Investment Adviser or an affiliate of either.

          Payments may be made to Service Organizations by the Distributor, the Investment Adviser or an affiliate of either from any such entity's own resources, which may include a fee it received from the Funds.


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          SECTION 4.  APPROVAL OF PLAN.

          Neither this Plan nor any related agreements will take effect until approved by a majority of (a) the outstanding voting Shares, (b) the full Board of Trustees of the Trust and (c) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and the related agreements.

          SECTION 5.  CONTINUANCE OF PLAN.

          This Plan will continue in effect with respect to the Shares from year to year so long as its continuance is specifically approved annually by vote of the Trust's Board of Trustees in the manner described in Section 4(b) and 4(c) above. The Trust's Board of Trustees will evaluate the appropriateness of this Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including the types and extent of Shareholder Services, Selling Services and Administrative Services provided by the Distributor and/or Service Providers and amounts Trustees and/or Service Providers receive under this Plan.

          SECTION 6.  TERMINATION.

          This Plan may be terminated at any time with respect to the Shares by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting Shares.

          SECTION 7.  AMENDMENTS.

          This Plan may not be amended to increase materially the amount of the fees described in Section 1 above with respect to the Shares without approval of at least a majority of the outstanding voting securities. In addition, all material amendments to this Plan must be approved in the manner described in Section 4(b) and 4(c) above.

          SECTION 8.  SELECTION OF CERTAIN TRUSTEES.

          While this Plan is in effect with respect to the Trust, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

          SECTION 9.  WRITTEN REPORTS.

          In each year during which this Plan remains in effect with respect to the Funds, any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or any related agreement will prepare and furnish to the


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Trust's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under this Plan and the purposes for which those expenditures were made.

          SECTION 10.  PRESERVATION OF MATERIALS.

          The Trust will preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to
Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, the agreement or the report.

          SECTION 11.  MEANING OF CERTAIN TERMS.

          As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meanings that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

          SECTION 12.  DATE OF EFFECTIVENESS.

          This Plan will become effective as of the date the Fund first commences its investment operations.

          IN WITNESS WHEREOF, the Fund has executed this Plan as of the _____ day of _______, 1999.

                         CDC MPT+ FUNDS

                         By:
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                         Name:
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                         Title:
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